Exhibit 10.91
FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
LISA Z. WOOD
          WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement (the “Agreement”) with Lisa Z. Wood (the “Executive”), dated as of January 6, 2009;
          WHEREAS, Foster Wheeler Inc. (the “Company”) assumed the Agreement from Foster Wheeler Ltd. on January 23, 2009;
          WHEREAS, the Company is relocating its primary office from Clinton, New Jersey to Switzerland and the Company acknowledges that such relocation constitutes a material negative change in the employment relationship such that the Executive may terminate employment for good reason pursuant to Agreement Section 4.1.2(iii) (Termination; For Good Reason By the Executive);
          WHEREAS, in exchange for the valuable consideration provided by this Amendment, the Executive has agreed to (i) waive the Executive’s right to terminate employment for good reason due to the Company’s relocation to Switzerland and (ii) transition to an alternate position within the Company such that the Executive may continue to perform services in Clinton, New Jersey; and
          WHEREAS, pursuant to Section 9.9 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.
          NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of January 18, 2010 in the following respects:
          1. A new Section 3.5 is added at the of Agreement Section 3 to read as follows:
          “3.5 Additional 2010 Cash Compensation. For 2010, the Executive shall be entitled to additional cash compensation in the amount of Thirty Thousand Dollars ($30,000) to compensate the Executive for additional travel and disruption relating to the move of the Company’s headquarters to Switzerland. Such compensation will be paid in accordance with the Company’s regular payroll practices. The payment of such additional compensation shall be reviewed, adjusted or discontinued for years after 2010 as determined by the Company.”
          2. A new sentence is added at the end of Section 4.1.2 to read as follows:

          “The Executive agrees that the Company’s relocation to Switzerland shall not constitute an event entitling the Executive to resign for Good Reason.”
          3. Agreement Section 4.2.2 is revised in its entirety to read as follows:
          “4.2.2 Payments Upon Involuntary Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason. Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments and benefits in Section 4.2.1 above:
               (i) 1.5 times the Executive’s Base Salary at the rate in effect on the Termination Date and continuing for twelve (12) months thereafter, payable at the same intervals at which active employees at the Executive’s level are paid;
               (ii) an amount equal to one hundred fifty percent (150%) of the Executive’s annual cash incentive payment at target, payable once in a lump sum at the same time that the Company pays annual cash incentives to its active employees pursuant to its then current annual incentive program;
               (iii) eighteen (18) months of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels, if and to the extent the Executive was participating in any such plans on the Termination Date, provided that the Executive remits monthly premiums for the full cost of any health benefits;
               (iv) executive level career transition assistance services by a firm selected by the Executive and approved by the Company in an amount not to exceed $8,000.00 in the aggregate (which amount includes any applicable gross-up for any taxes due for such payment); and
               (v) a cash payment each month during the eighteen (18) month period following the Termination Date equal to the full monthly premium for the health benefits described in clause (iii) above minus the active employee cost of such coverage, such full monthly premium to be grossed-up by the Company for any applicable income taxes.
Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2, the Executive shall provide the Company an enforceable waiver and release agreement in a form that the Company normally requires.”
          4. A new Section 4.2.3 is added at the end of Agreement Section 4.2 to read as follows:
          “4.2.3 Payments Upon Termination Without Good Reason By the Executive on or after December 31, 2011. Provided that the Executive (i) continues in active employment with the Company through December 31, 2011, and (ii) provides the Company with at least twelve (12) months advance written notice of the Executive’s intention to voluntarily resign the Executive’s position, the Company shall pay or provide to the Executive, in addition to the payment and benefits in Section 4.2.1 above:
               (i) a lump sum cash payment equal to (1) 1.5 times the Executive’s Base Salary at the rate in effect on the Termination Date, plus (2) one hundred fifty percent (150%) of the Executive’s annual cash incentive payment at target, payable within thirty (30) days following the Executive’s Termination Date;
               (ii) eighteen (18) months of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels, if and to the extent the Executive was participating in any such plans on the Termination Date, provided that the Executive remits monthly premiums for the full cost of any health benefits;
               (v) a cash payment each month during the eighteen (18) month period following the Termination Date equal to the full monthly premium for the health benefits described in clause (ii) above minus the active employee cost premium to be of such coverage, such full monthly premium to be grossed-up by the Company for any applicable income taxes.
Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.3, the Executive shall provide the Company an enforceable waiver and release agreement in a form that the Company normally requires.
          5. Section 5.2 of the Agreement is hereby revised such that references in Section 5.2 to twelve (12) months of protection for the Company with respect to the prohibition on the Executive engaging in competitive activities with the Company shall be reduced to nine (9) months in all respects.
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[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement effective as of the date first written above.
FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich	1/8/10
	Raymond J. Milchovich	Date

/s/ Lisa Z. Wood		1/8/10

Lisa Z. Wood		Date

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